Exhibit 10.2

AMENDING AGREEMENT #3

This Amending Agreement #3 (the “Agreement”) is made as of the 12th day of March, 2021, by and between Dakota Territory Resource Corp, a Nevada corporation (the “Company”), and JR Resources Corp., a Nevada corporation (“JR”).

WHEREAS, on May 26, 2020 the Company and JR entered into an agreement (the “Original Agreement”), pursuant to which the Company granted a subscription right to JR to purchase from the Company a certain amount of Shares.

WHEREAS, on October 15, 2020 and February 15, 2021 the Company and JR entered into an amending agreement (the “Amending Agreement”) pursuant to which JR exercised in part its right to purchase Shares pursuant to the Original Agreement for an Investment Amount of $10,450,000 and the exercise of the balance of the right was extended to March 17, 2021.

WHEREAS, section 7.6 of the Original Agreement provides that any term of the Original Agreement may be amended, terminated or waived only with the written consent of the Company and JR prior to a Change of Control Closing or as otherwise provided in the Original Agreement.

WHEREAS, to be effective immediately prior to the Change of Control Closing, the Company and JR desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed is beneficial for both parties, the Company and JR agree as follows:

Section 1Amendment to Original Agreement.

The Original Agreement is hereby amended as follows, to be effective as of the date hereof:

(1)Section 6.1(b) is amended and restated in its entirety as follows:

(b)The Amended Bylaws shall provide for, among other things, the following board composition mechanisms during the Standstill Period:

(i)the Company Board shall consist of the JR Designees and the Company Designees, it being understood that the number of JR Designees at any given time shall be one (1) more than the number of Company Designees; and

(ii)in the event of any vacancy in the office of any JR Designee, a majority of the remaining JR Designees shall have the right to designate a replacement; in the event of any vacancy in the office of any Company Designee, a majority of the remaining Company Designees shall have the right to designate a replacement, in each case to fill such vacancy; and in the event of a vacancy resulting from an increase in the number of directors, the majority of each of the JR Designees and Company Designees shall agree upon such candidate and then have the right to fill such vacancy with this candidate, as well as any subsequent vacancy resulting from this appointed directorship.

(2)The third sentence of Section 4.7 is amended and restated in its entirety as follows:

“In connection with the adoption of such equity compensation plan, within 30 days from the Change of Control Closing, it is expected that the Board will agree to award up to 10 million shares of Company Common Stock as grants/options, with approximately 64.28% to be granted to JR personnel to become associated with the Company after the Change of Control Closing, and approximately 35.72% to be granted to Company personnel currently associated with the Company.”

Section 2Reference to and Effect on the Original Agreement.

(1)Except as expressly set forth herein, this Agreement shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any party under the Original Agreement, and shall not alter, modify or amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement, the Amending Agreement or the Transaction Documents. Capitalized terms used herein without definition have the same meanings as in the Original Agreement (as may have been modified in the Amending Agreement).

(2)This Agreement is incorporated by reference in, and forms an integral part of, the Original Agreement and Amending Agreement. Upon execution of this Agreement, each reference in the Original Agreement and Amending Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Original Agreement as amended by the Amending Agreement and hereby, and each reference to the Original Agreement and Amending Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Original Agreement and Amending Agreement shall mean and be a reference to the Original Agreement and Amending Agreement as amended hereby.

(3)The Original Agreement and Amending Agreement (each as amended hereby) and the Transaction Documents shall remain in full force and effect, other than those provisions amended pursuant to Section 1 of this Agreement.

Section 3Miscellaneous

(1)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(2)Further Assurances. From and after the date of this Agreement, upon the reasonable request of either JR or the Company, the respective parties shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(3)Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(4)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the provisions set forth in the Original Agreement and Amending Agreement.

(5)Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

(6)Entire Agreement. This Agreement, the Original Agreement and Amending Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

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SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DAKOTA TERRITORY RESOURCE CORP.
By:	/s/ Gerald M. Aberle
Gerald M. Aberle, Chief Executive Officer

JR RESOURCES CORP.
By:	/s/ Jonathan T. Awde
Jonathan T. Awde, Chief Executive Officer